UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 21, 2020

AMAZING ENERGY OIL AND GAS, CO.
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-52392
(Commission File No.)

5700 W. Plano Pkwy, Suite 3600
Plano, Texas 75093
(Address of principal executive offices and Zip Code)

(855) 448-1922
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 21, 2020 Amazing Energy Oil and Gas, Co. (“Amazing Energy” or the “Company”) entered into an employment agreement, effective as of February 13, 2020, with Ben Jacobson III as the Company’s Chief Financial Officer (“CFO”).

Mr. Jacobson co-founded ICP, LLC, a company focused on investing in exploration and production companies which target domestic oil fields. Mr. Jacobson has also worked as a consultant and capital advisor to a high growth oil and gas service company focusing on financial structuring. Mr. Jacobson spent over a decade as an alternative investment manager and Specialist with New York Stock Exchange Member firm, Benjamin Jacobson & Sons (“BJS”) where he was a partner. Mr. Jacobson spent 6 years as Vice President of Goldman Sachs (“Goldman”) after Goldman acquired BJS in 2001, where he directed the trading operations and risk management activities for a clientele of major global corporations. Mr. Jacobson holds a Bachelor of Arts degree from the University of Denver.

Section 7.01 Regulation FD Disclosure.

On February 13, 2020 the Company issued a Press Release announcing the appointment of Mr. Jacobsen as the Company’s CFO. A copy of the Press Release is attached hereto as Exhibit 99.1.

Exhibit No.	Document Description
10.1	Jacobson CFO Employment Agreement
99.1	Press Release: Amazing Energy Welcomes Incoming CFO Benjamin Jacobson, III.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated this 27th day of February, 2020.

AMAZING ENERGY OIL AND GAS, CO.

BY:	/s/ Will McAndrew III
Will McAndrew III, CEO